EXHIBIT 10.7

AMENDMENT NO. 1 TO LICENSE AGREEMENT

This Amendment No. 1 to License Agreement (“Amendment”) is entered into by and between Push, Inc., a Nevada corporation (the “Company”) and DKL International, Inc., a Delaware corporation (“DKL”).  This Amendment is entered into on October 11, 2010 and retroactive effectively to July 12, 2009.  Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the License Agreement (defined below).

RECITALS

A.           The Company and DKL are bound under a License Agreement dated July 12, 2009, which delineates the rights and obligations of the Company and DKL with respect to Technology (the “License Agreement”).

B.           The Company and DKL mutually desire to enter into this Amendment to revise certain provisions contained in Article 6 of the License Agreement (Payments and Royalties) by modifying it in accordance with the terms hereof.

TERMS OF AMENDMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.           Article 6.1 of the License Agreement is hereby replaced in its entirety by the following:

6.1
The Company agrees to pay DKL a non-refundable license fee of $90,500.  In satisfaction of $26,000 of the $90,500 amount due to DKL, the Company shall issue 26,000,000 shares of the Company’s common stock to DKL.  The Company and DKL agree that the fair value of each share of common stock is $0.001.  The remaining $64,500 of the $90,500 shall be paid no later than January 12, 2011.

2.           Article 6.2 of the License Agreement is hereby replaced in its entirety by the following:

6.2
So long as DKL does not sell more than 5,345,000 of the 26,000,000 shares described in Article 6.1, the Company shall provide DKL with full ratchet anti-dilution rights which ensure that DKL owns no less than 51.0000% of the Company’s then-outstanding shares of common stock (i.e., if the Company issues common stock which reduces DKL’s ownership interest below 51.0000%, then the Company shall issue a number of shares of common stock to DKL sufficient to restore DKL’s ownership interest to   51.0000% without requiring DKL’s payment of any additional consideration).  If DKL sells or otherwise disposes of more than the aforementioned 5,345,000 shares, the 51.0000% in the preceding sentence shall be reduced by 0.00000246914 for each share sold or otherwise disposed in excess of the 5,345,000 limit.

3.           The Company and DKL hereby reaffirm their rights and obligations under the License Agreement as modified by this Amendment.  In the event of a conflict or ambiguity between the License Agreement and this Amendment, the terms and provisions of this Amendment shall control.

4.           The recitals set forth above are incorporated into this Amendment by this reference.

IN WITNESS WHEREOF, the Company and DKL have executed this Amendment to be effective as of the date first written hereinabove.

COMPANY: Push, Inc., a Nevada corporation /s/ Ted Wong By: Ted Wong Its: President DKL: DKL International, Inc., a Delaware corporation /s/ Howard Sidman By: Howard Sidman Its: President